Registration No. 333–

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________
FORM S–8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________
EMCOR Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		11-2125338 (IRS Employer Identification No.)
301 Merritt Seven Corporate Park Norwalk, CT 06851-1092 (Address of Principal Executive Offices)

EMCOR GROUP, INC. VOLUNTARY DEFERRAL PLAN
(Full title of the plan)
Anthony J. Guzzi
President and Chief Executive Officer
EMCOR Group, Inc.
301 Merritt Seven Corporate Park
Norwalk, CT 06851-1092
(203) 849-7800
(Name, address, telephone number, including area code, of agent for service)
with a copy to:

Sheldon I. Cammaker, Esq. Executive Vice President, General Counsel and Secretary EMCOR Group, Inc. 301 Merritt Seven Corporate Park Norwalk, CT 06851-1092 (203) 849-7800

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated file, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations (1)	$100,000,000	N/A	$100,000,000	$13,640

(1)
The Deferred Compensation Obligations are unsecured obligations of EMCOR Group, Inc. to pay deferred compensation in the future in accordance with the terms of the EMCOR Group, Inc. Voluntary Deferral Plan.

(2)	This amount is an estimate made solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933.

___________________________

TABLE OF CONTENTS

PART I

PART II
Item 3.    Incorporation of Documents by Reference
Item 4.    Description of Securities
Item 5.    Interests of Named Experts and Counsel
Item 6.    Indemnification of Directors and Officers
Item 7.    Exemption from Registration Claimed
Item 8.    Exhibits
Item 9.    Undertakings

SIGNATURES AND POWER OF ATTORNEY

EXHIBIT INDEX
Exhibit    4.1
Exhibit    5.1
Exhibit    23.1
Exhibit    23.2
Exhibit    24.1

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by this Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rules 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following document filed by EMCOR Group, Inc. (the “Registrant”) with the Securities and Exchange Commission is incorporated herein by reference (excluding any portion of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), except to the extent any statement or information therein is modified, superseded or replaced by a statement or information contained in this document or in any other subsequently filed document incorporated herein by reference:
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all the securities remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities
The securities being registered represent obligations (the "Obligations") of the Registrant to pay to the participants in the EMCOR Group, Inc. Voluntary Deferral Plan (the "Plan"), upon their termination of employment and in other limited circumstances described in the Plan, deferred compensation and additional credits with respect thereto. Amounts credited to a participant's account are adjusted for hypothetical gains or losses attributable to deemed investments selected by the participant among hypothetical investment alternatives. The Obligations are payable in cash in a lump-sum distribution. There is no trading market for the Obligations.

          The Obligations are unsecured general obligations of the Registrant and rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant. The Obligations are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment, except to the extent the Plan provides for payment to a participant's beneficiary or beneficiaries, upon the participant's death, amounts credited to the participant's account or accounts under the Plan. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

The Obligations are not convertible into any other security of the Registrant. No trustee has been appointed to take action with respect to the Obligations and each participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Registrant may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by a rabbi trust, except as general creditors of the Registrant. Assets of any rabbi trust will at all times be subject to the claims of the Registrant’s general creditors.
Item 5. Interests of Named Experts and Counsel
The validity of the securities has been passed upon by Sheldon I. Cammaker, Executive Vice President, General Counsel, and Secretary of the Registrant. Mr. Cammaker is eligible to participate in the EMCOR Group, Inc. Voluntary Deferral Plan and owns or has rights to acquire an aggregate of less than 1% of the common stock of the Registrant.
Item 6. Indemnification of Directors and Officers
The Registrant is incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.
Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.
Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

The Registrant’s certificate of incorporation provides that its directors shall not be personally liable to it or to its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exculpation from liabilities is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. In addition, the Registrant’s certificate of incorporation provides that it shall indemnify its directors from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145 of the General Corporation Law of the State of Delaware to the fullest extent permitted by such Section.
The Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, the Registrant has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement.
Item 7. Exemption from Registration Claimed
Not Applicable.
Item 8. Exhibits

Exhibit	Description
4.1	EMCOR Group, Inc. Voluntary Deferral Plan
5.1	Opinion of Sheldon I. Cammaker, Esq.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Sheldon I. Cammaker, Esq. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this Registration Statement)

Item 9. Undertakings
(a)    The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which is registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for the indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norwalk, State of Connecticut on the 27th day of February, 2013.
EMCOR GROUP, INC.

By:	/s/ ANTHONY J. GUZZI
Name: Anthony J. Guzzi
Title: President and Chief Executive Officer

Each of the undersigned hereby severally constitutes and appoints Sheldon I. Cammaker, Anthony J. Guzzi, and Mark A. Pompa, and each of them singly, his lawful attorneys with full power to them, and each of them singly, to sign for him and in his name in any or all capacities, with power of substitution and resubstitution, any and all amendments, including post-effective amendments, this Registration Statement (any of which amendments may make such changes and additions to this Registration Statement as such attorneys-in-fact may deem necessary or appropriate) and to file the same, with all exhibits thereto, and any other documents that may be required in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on February 27, 2013.

Signature	Title

/s/ ANTHONY J. GUZZI	President, Chief Executive Officer, and Director
Anthony J. Guzzi	(Principal Executive Officer)

/s/ MARK A. POMPA	Executive Vice President and Chief Financial Officer
Mark A. Pompa	(Principal Financial Officer and Principal Accounting Officer)

/s/ FRANK T. MACINNIS	Chairman of the Board of Directors
Frank T. MacInnis

Signature	Title

/s/ STEPHEN W. BERSHAD	Director
Stephen W. Bershad

/s/ DAVID A.B. BROWN	Director
David A.B. Brown

/s/ LARRY J. BUMP	Director
Larry J. Bump

/s/ ALBERT FRIED, JR.	Director
Albert Fried, Jr.

/s/ RICHARD F. HAMM, JR.	Director
Richard F. Hamm. Jr.

/s/ DAVID H. LAIDLEY	Director
David H. Laidley

/s/ JERRY E. RYAN	Director
Jerry E. Ryan

/s/ MICHAEL T. YONKER	Director
Michael T. Yonker

EXHIBIT INDEX

Exhibit	Description
4.1	EMCOR Group, Inc. Voluntary Deferral Plan (a)
5.1	Opinion of Sheldon I. Cammaker, Esq.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Sheldon I. Cammaker, Esq. (included in Exhibit 5.1)
24.1	Powers of Attorney (included on the signature page of this Registration Statement)

(a) Incorporated by reference to Exhibit 10(e)(e) to EMCOR's Annual Report on Form 10-K for the year ended December 31, 2012.